Exhibit 99.1

CONTACT: Joyce Bremer (investors) IntraBiotics Pharmaceuticals, Inc. (650) 526-6818	FOR IMMEDIATE RELEASE

Carolyn Bumgardner (media) WeissCom Partners, Inc. (415) 362-5018 or (415) 225-5050 cell

INTRABIOTICS STOPPED ISEGANAN TRIAL IN VENTILATOR-ASSOCIATED PNEUMONIA FOR SAFETY REASONS

PALO ALTO, CA, June 23, 2004 — IntraBiotics Pharmaceuticals, Inc. (Nasdaq:IBPI) today announced that an independent data monitoring committee recommended to the company that it discontinue its pivotal trial of iseganan for the prevention of ventilator-associated pneumonia based on an interim analysis of the data. A higher rate of both ventilator-associated pneumonia and mortality was observed by the data monitoring committee in the active treatment group compared to the placebo group. As a result, IntraBiotics has stopped the study.

“This interim analysis outcome was unexpected, since we had concluded that iseganan was safe and well tolerated based on previous studies in over 800 patients,” stated Henry Fuchs, M.D., President and CEO of IntraBiotics.

IntraBiotics has not yet been provided with detailed data from the analysis performed by the data monitoring committee. IntraBiotics intends to work with the data monitoring committee to better understand the data and to determine appropriate further steps.

A conference call and web cast are scheduled for Wednesday, June 23, 2004, at 9:00 a.m. ET / 6:00 a.m. PT. The conference call can be accessed by dialing (719) 457-2638.

Those who wish to listen to the call may participate via live web cast at http://shareholder.com/intrabiotics/medialist.cfm. A replay of the teleconference will be available through June 30, 2004 and can be accessed by dialing (719) 457-0820. The Confirmation code for the replay is 230711.

Certain statements in this press release contain forward-looking information and are subject to risks and uncertainties, such as statements regarding product development, clinical developments and the sufficiency of our cash resources. As such, they are subject to the occurrence of many events outside of IntraBiotics’ control and are subject to various risk factors that could cause IntraBiotics’ results to differ materially from those expressed in any forward-looking statement. A discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, are more fully described in documents on file with the Securities and Exchange Commission including, but not limited to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the SEC on March 19, 2004 and our Registration Statement on Form S-1 as filed with the SEC on April 14, 2004, as amended.

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